Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
MNTN, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Recalculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
MNTN, Inc. 2025 Incentive Award Plan	Equity	Class A common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,693,160	(2)	$10.40	(4)	$38,408,864.00	0.0001381	$5,304.26
MNTN. Inc. 2025 Employee Stock Purchase Plan	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	738,632	(3)	$10.40	(4)	$7,681,772.80	0.0001381	$1,060.85
	Total Offering Amounts							$46,090,636.80		$6,365.11
	Total Fee Offsets (5)									$0.00
	Net Fee Due									$6,365.11

(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the Registrant’s Class A common stock (“Common Stock”) that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Consists of 3,693,160 shares of Common Stock that became available for issuance on January 1, 2026 under the Registrant’s 2025 Incentive Award Plan by operation of an automatic annual increase provision therein.
(3)    Consists of 738,632 shares of Common Stock that became available for issuance on January 1, 2026 under the Registrant’s 2025 Employee Stock Purchase Plan by operation of an automatic annual increase provision therein.
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on February 17, 2026.
(5)    The Registrant does not have any fee offsets.